Q1 2020 Dear Fellow Shareholders, We delivered a very strong first quarter of fiscal 2020. Revenue for the quarter increased 13% (15% on a constant currency basis) to a record $562.1 million, gross margin increased 120 basis points to 40.5%, and GAAP net income increased 15% to a record $71 million. Excluding the impact of tariffs during the quarter, gross margin increased over 460 basis points to 44.0% and adjusted EBITDA increased 29% to $113 million with adjusted EBITDA margin increasing 246 basis points to 20.1%, compared to the prior year. Revenue growth during the quarter was driven by our Sonos speaker and Sonos system prod- ucts, led by Sonos One SL, Sonos Move, Sonos Amp and Sonos Port. Our IKEA partnership also continued to be a strong contributor to growth in Partner products and other revenue during the quarter. We added a record number of new households during the first quarter and contin- ued to see strong growth in product registrations by both existing and new customers. We had a very strong holiday selling period, led by growth across all product categories. As you know, we limit regular promotions, keep our campaigns few and targeted throughout the year, and believe strongly in maintaining our premium position in the marketplace. We planned our marketing efforts to be deeper and broader this holiday as compared to last year given how the holiday selling environment has evolved. We are focused on maintaining our strong competitive positioning and market share during this important selling period but will continue to be selective throughout the year about when we promote. Despite our competitors offering even more significant discounts during this holiday season, we gained share, which we believe underscores the quality of our products, the uniqueness of our platform, the strength and pre- mium positioning of our brand and our approach to running these promotions. As we look to the remainder of the year, we believe we are on track to achieve the financial 1 Q1 FY2020 targets we set out for fiscal 2020, which are consistent with our long-term goal of annual rev- enue growth of 10%+ and annual adjusted EBITDA growth of 20%+. We intend to continue our cadence of launching at least two new products per year. We are also increasingly thinking about our products as more than hardware and look forward to being able to include additional business models as part of our future product launches. Products, Partners, and Services We are pleased with the performance of our most recently launched products, One SL, Move, and Port, and continue to see strong trends across the rest of our product portfolio. Our prod- ucts consistently rank among the top home audio products and we continue to gain market share amidst a rapidly evolving competitive environment. Since inventing multi-room home audio over 18 years ago, Sonos has encountered many new entrants and competitors. Despite this, we have continually grown our revenue and profits, innovated and enhanced our product offerings and platform, and further advanced our share and position in the marketplace. In fact, according to third party data1, Sonos increased its market share dollars in the audio speaker category during the December quarter - having achieved that feat in many geogra- phies, including the United States, United Kingdom, and Germany. In fact, when looking more specifically at premium price points in the categories we serve in the U.S., Sonos gained dispro- portionately more share compared to the rest of the market - further illustrating the power and premium nature of our brand and the strength of our products and platform. Our IKEA partnership continues to flourish. Since launch, we have seen strong product demand and significant contribution to our new household growth. Furthermore, we continue to see that consumers who purchase a Sonos IKEA product are returning and repurchasing additional products and thus far are following the same trend as customers who start with Sonos prod- ucts. This trend is important as we consider the lifetime value of these customers. We continue to make investments in our strong patent portfolio and innovate in our categories. Our patent portfolio is ranked 2nd in the electronics category and 19th overall in the latest IEEE Patent Power Report. As we continue our history of inventing new capabilities, we are receiving dozens of new patents every year. We continue to work towards realizing the value of our intellectual property assets. Based on 2 Q1 FY2020 the information we have, we believe many companies with multi-room audio product offerings infringe on our IP. As we stated last quarter, we are engaged with many of these companies in constructive discussions about patent licensing or other financially accretive business arrangements. At the same time, however, when such discussions have failed, we have demonstrated a commitment to protecting our IP rights through litigation.

We have had successful outcomes in the past in our action against Denon and are currently in litigation with Lenbrook Industries (the maker of Bluesound products) and with Google. With respect to Google, in early January, we filed two complaints asserting that a wide range of Google products infringe on various Sonos patents relating to multi-room home audio systems.

The first complaint was filed in the United States International Trade Commission (ITC) and seeks an order stopping shipments of Google products that infringe on our IP from entering the US. The second is a lawsuit filed in US Federal District Court for the Central District of California, and seeks an injunction and financial damages. The two filings assert claims from 5 of our patents and relate to many technologies we have invented, including setup and control of multi-room devices, synchronized playback, and stereo pairing.

Google is an important partner with whom we have collaborated successfully for years, including bringing Google Assistant to the Sonos platform last year. However, Google's audio products have been extensively infringing on our patents. Despite our repeated and extensive efforts over the last few years, Google has not shown any willingness to work with us on a mutually beneficial solution. We were left with no choice but to litigate in the interest of protecting our inventions, our customers, and the spirit of innovation that's defined Sonos from the beginning.

We fully understand both the time commitment and the cost of embarking on this strategy, but we believe we have a very compelling case and we would not have commenced these actions otherwise.



Our Fiscal 2020 Outlook and Long-Term Targets

We continue to expect fiscal 2020 revenue to be in the range of $1.365 billion to $1.4 billion, representing growth in the range of 8% to 11% driven by the introduction of Move, our IKEA partnership, and other new products and representing growth at the mid-point that

3 Q1 FY2020

is in-line with our long-term 10% growth target. We had a strong first quarter but do believe there was some pull forward of revenue from the second quarter given the effectiveness of our promotions. Our planned supply chain diversification efforts are on track – we have started limited manu- facturing in Malaysia and continue to expect to be fully operational by the end of the year and therefore expect to offset the impact of future tariffs throughout the year. Our fiscal 2020 gross margin and adjusted EBITDA outlook takes into account an approximately $30 million one-time negative impact as a result of the 15% tariff imposed on goods manufactured in China in effect through February 13, 2020 and 7.5% tariff from that date going forward. Given that the first quarter is our largest quarter, and we have already started transitioning to Malaysia, the reduc- tion in the tariff is expected to have little impact on our fiscal 2020 tariff expense. Approximate- ly $20 million of tariff-related cost was recognized in the first quarter. Including the $30 million one-time tariff-related costs, fiscal 2020 GAAP gross margin is -ex pected to be in the range of 41.2% to 42.2%. Excluding the one-time tariff-related costs, our GAAP gross margin outlook would be in the range of 43.2% to 44.2% in fiscal 2020, represent- ing a 140 to 240 basis point improvement from fiscal 2019, driven by favorable product mix and improved material costs. Including the one-time tariff-related costs, fiscal 2020 adjusted EBITDA is expected to be in the range of $72 to $82 million. Excluding the one-time tariff-related costs, adjusted EBITDA would be in the range of $102 to $112 million, representing growth at the mid-point in-line with our long-term 20% growth target. As you know, we typically generate a significant portion of our profits during the first quarter. As we look to the remainder of fiscal 2020, we plan to continue to invest in our people and development to support our future product and service launches. We are closely monitoring developments related to the coronavirus and at this time do not anticipate any impact to our fiscal 2020 outlook. We continue to see a strong path toward delivering upon our annual targets – including 10%+ revenue growth and 20%+ adjusted EBITDA growth. We intend to maintain leadership in all el- ements that make Sonos so valuable to our customers — great sound quality, ease of use, thoughtful design, an open platform, and a differentiated customer experience. As we look to the remainder of fiscal 2020 and beyond, we have a robust and ambitious product roadmap ahead of us and we are encouraged by our continued execution and progress. We ex- pect to continue launching innovative new products while also experimenting with new models and services. We are committed to our long-term growth targets and believe we have a clear line of sight to continue delivering sustainable, profitable growth while generating shareholder value over the long-term. Patrick Spence CEO 4 Q1 FY2020

PS: In honor of Black History Month, our Black@Sonos employee resource group created a playlist of 52 inspiring songs that span categories and borders to remind us of the unifying power of music. In the words of Jamaal Layne, who leads US Cultural Marketing at Sonos and helped curate the tracks, “The driving force behind this year’s playlist is connectivity. These songs should bring you closer to other people and parts of the world. At the end of the day, we are all human and music can be the link that connects us all. Now Playing at Sonos 1. The NPD Group, Inc., U.S. Retail Tracking Service, Streaming Audio Speakers and Sound- bars, based on dollar sales, Oct’19-Dec’19 vs. Oct’18-Dec’18.; GfK POS, UK & Germany, Audio Streaming, Oct-Dec 2019, Dollars 5 Q1 FY2020

SONOS

FINANCIAL SUMMARY

Q1 2020 results (three months ended December 28, 2019)

Highlights

- Record Q1 revenue of $562 million, representing 13% growth year-over-year and 15% growth on a constant currency basis.
- Gross margin increased 120 basis points to 40.5%. Excluding the impact of tariffs, gross margin increased 464 basis points to 44.0%.
- Record net income of nearly $71 million, an increase of 15% from $62 million last year.
- Record adjusted EBITDA of $93 million, compared to $87 million last year. Excluding the impact of tariffs, adjusted EBITDA increased 29% to $113 million.

Revenue

In Q1 FY2020, we sold 2,939,867 products, representing 22% growth year-over-year. The increase in products sold is driven by growth in all product categories and is largely driven by the launch of several new products including Sonos One SL, Sonos Move, Sonos AMP, and the continued success of the IKEA relationship, which launched in the second quarter of fiscal 2019.

We generated revenue of $562.1 million, an increase of 13% compared to the prior year, driven by growth in all product categories. During the holiday selling period, our planned promotions outperformed our expectations, which we believe resulted in a pull forward of revenue from the second quarter.

Sonos speaker revenue increased 7% to $466.7 million primarily driven by the launch of Sonos One SL and Sonos Move in September 2019. Sonos system products revenue increased 17% to $61.5 million driven by the success of Sonos AMP and Sonos Port. Partner products and other revenue increased 333% to $33.9 million driven by the continued success of our IKEA partnership, which launched in the second quarter of fiscal 2019.

In Q1 FY2020, Americas increased revenue by 17% and EMEA decreased 2% (increased 1% on a constant currency basis) year-over-year. APAC increased revenue by 114% primarily due to the recognition of IKEA related revenue in that region.

	Three Months Ended	
	December 28, 2019	December 29, 2018
(unaudited, in thousands)		
Sonos speakers	$ 466,677	$ 436,105
Sonos system products	61,521	52,434
Partner products and other revenue	33,885	7,832
Total revenue	**$ 562,083**	**$ 496,371**

Note: As announced last quarter, beginning in the first quarter fiscal 2020, we report our product revenue in the following categories: Sonos speakers (wireless, home theater, etc.), Sonos system products (components, other system products, etc.), and Partner products and other revenue (module revenue, partner revenue, licensing, accessories, etc.) to further align our

6 Q1 FY2020

revenue reporting with the evolving nature of our products, customers’ engagement across multiple categories and how we evaluate our business. Please visit the Reports & Filings section of our Investor Relations website for historical product revenue based on these new categories. Gross Margin Our Q1 FY2020 gross margin of 40.5% was 120 basis points higher than Q1 FY2019 driven by volume and mix shifts into higher margin products as well as product and material cost reduc- tions. Excluding the effect of tariffs, gross margin would have increased 464 basis points to 44.0%. Operating Expenses Our operating expenses in Q1 FY2020 increased 26.3% to $160.2 million, representing 28.5% of revenue for the period. Research and development expenses increased 41.6% to $52.5 mil- lion primarily due to higher personnel-related expenses as we invested in our headcount and added the Snips SAS team with the goal of continuing to invest in new products and features. Sales and marketing expenses increased 17.6% to $77.4 million driven primarily by market- ing campaigns and personnel-related costs. General and administrative expenses increased 26.8% to $30.2 million primarily due to personnel-related costs and legal fees related to our IP litigation and our acquisition of Snips SAS. Excluding unusual items during the period (acquisi- tion-related and IP legal fees), general and administrative expenses increased 12.3%. Balance Sheet, Cash Flow and Capital Allocation We ended Q1 FY2020 with $408 million in cash and cash equivalents and $23 million in long- term debt. We generated $119 million of cash flow provided by operating activities and $103 million of free cash flow in Q1 FY2020. In Q1 FY2020, we completed the acquisition of Snips SAS for approximately $36 million. In September 2019, our Board authorized a $50 million share repurchase program. During Q1 FY2020, we repurchased $2.9 million of stock at an av- erage price of $12.85 per share. We continue to see tremendous value in our stock. The strength of our balance sheet enables us to take a balanced approach to capital allocation seeking to invest in our long-term roadmap while maintaining flexibility to pursue new strategic options, including organic and inorganic growth opportunities, and returning value to share- holders through share repurchases. We will continue to balance these strategies each quarter. Q&A Conference Call Webcast – 5 p.m. EST on February 5, 2020 The Company will host a webcast of its conference call and Q&A related to Q1 results on Febru- ary 5, 2020 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Participants may access the live webcast in listen-only mode on the Sonos investor relations website at https://investors.sonos. com/news-and-events/default.aspx. An archived webcast of the conference call will also be available at https://investors.sonos.com/news-and-events/default.aspx following the call. The conference call may also be accessed by dialing (833) 236-2748, with conference ID 9666837. Participants outside the U.S. can dial (647) 689-4173 using the same conference ID. 7 Q1 FY2020

Condensed consolidated statements of operations and comprehensive income (loss) (unaudited, in thousands, except share and per share amounts) Three Months Ended December 28, December 29, 2019 2018 Revenue $ 562,083 $ 496,371 Cost of revenue 334,463 301,082 Gross profit 227,620 195,289 Operating expenses Research and development 52,526 37,095 Sales and marketing 77,423 65,852 General and administrative 30,209 23,823 Total operating expenses 160,158 126,770 Operating income 67,462 68,519 Other income (expense), net Interest income 998 273 Interest expense (453) (671) Other income (expense), net 4,424 (3,999) Total other income (expense), net 4,969 (4,397) Income before provision for income taxes 72,431 64,122 Provision for income taxes 1,656 2,455 Net income $ 70,775 $ 61,667 Net income attributable to common stockholders: Basic $ 70,775 $ 61,667 Diluted $ 70,775 $ 61,667 Net income per share attributable to common stockholders: Basic $ 0.65 $ 0.62 Diluted $ 0.60 $ 0.55 Weighted-average shares used in computing net income per share attributable to common stockholders: Basic 108,984,683 100,148,106 Diluted 118,415,968 112,088,672 Total comprehensive income Net income $ 70,775 $ 61,667 Change in foreign currency translation adjustment, net of tax (519) 509 Comprehensive income $ 70,256 $ 62,176 8 Q1 FY2020

Condensed consolidated balance sheets (unaudited, dollars in thousands, except par values) As of December 28, September 28, 2019 2019 Assets Current assets: Cash and cash equivalents $ 408,419 $ 338,641 Restricted cash 183 179 Accounts receivable, net of allowances 135,902 102,743 Inventories 113,117 219,784 Prepaids and other current assets 30,986 17,762 Total current assets 688,607 679,109 Property and equipment, net 81,474 78,139 Operating lease right-of-use assets 60,007 — Intangible assets and goodwill 40,539 1,018 Deferred tax assets 1,133 1,154 Other noncurrent assets 2,169 2,185 Total assets $ 873,929 $ 761,605 Liabilities and stockholders’ equity Current liabilities: Accounts payable $ 191,364 $ 251,941 Accrued expenses 90,822 69,856 Accrued compensation 28,339 41,142 Short-term debt 9,439 8,333 Deferred revenue, current 14,604 13,654 Other current liabilities 40,552 17,548 Total current liabilities 375,120 402,474 Operating lease liabilities, noncurrent 58,589 — Long-term debt 23,192 24,840 Deferred revenue, noncurrent 47,042 42,795 Other noncurrent liabilities 2,707 10,568 Total liabilities 506,650 480,677 Stockholders’ equity: Common stock, $0.001 par value 111 110 Treasury stock (18,576) (13,498) Additional paid-in capital 523,929 502,757 Accumulated deficit (137,602) (208,377) Accumulated other comprehensive loss (583) (64) Total stockholders’ equity: 367,279 280,928 Total liabilities and stockholders’ equity: $ 873,929 $ 761,605 9 Q1 FY2020

Condensed consolidated statements of cash flows (unaudited, in thousands) Three Months Ended December 28, December 29, 2019 2018 Cash flows from operating activities Net income $ 70,775 $ 61,667 Adjustments to reconcile net income to net cash provided by operating activities Depreciation 9,105 9,867 Stock-based compensation expense 13,204 9,032 Other 1,471 475 Deferred income taxes 51 226 Foreign currency transaction (gain) loss (1,924) 1,318 Changes in operating assets and liabilities: Accounts receivable, net (31,411) (49,324) Inventories, net 107,343 81,621 Other assets (11,853) (3,092) Accounts payable and accrued expenses (39,416) (21,413) Accrued compensation (14,568) (14,450) Deferred revenue 4,879 4,598 Other liabilities 11,184 11,525 Net cash provided by operating activities 118,840 92,050 Cash flows from investing activities Purchases of property and equipment (15,914) (5,372) Cash paid for acquisition, net of acquired cash (35,622) — Net cash used in investing activities (51,536) (5,372) Cash flows from financing activities Repayments of borrowings (1,667) — Payments for purchase of treasury stock (5,078) — Proceeds from exercise of common stock options 7,969 462 Payments of offering costs — (567) Net cash provided by (used in) financing activities 1,224 (105) Effect of exchange rate changes on cash, cash equivalents and restricted cash 1,254 (133) Net increase in cash, cash equivalents and restricted cash 69,782 86,440 Cash, cash equivalents and restricted cash Beginning of period 338,820 221,120 End of period $ 408,602 $ 307,560 Supplemental disclosure Cash paid for interest $ 472 $ 658 Cash paid for taxes, net of refunds $ 517 $ 1,312 Cash paid for amounts included in the measurement of lease liabilities $ 4,304 $ — Supplemental disclosure of non-cash investing and financing activities Purchases of property and equipment in accounts payable and accrued expenses $ 7,908 $ 2,803 Right of use assets obtained in exchange for new operating lease liabilities $ 74,683 $ — Deferred offering costs in accounts payable and accrued expenses $ — $ 18 10 Q1 FY2020

Non-GAAP reconciliation (unaudited, dollars in thousands) Three Months Ended December 28, December 29, 2019 2018 (in thousands, except percentages) Net income $ 70,775 $ 61,667 Add (deduct): Depreciation 9,105 9,867 Stock-based compensation expense 13,204 9,032 Interest income (998) (273) Interest expense 453 671 Other (income) expense, net (4,424) 3,999 Provision for income taxes 1,656 2,455 Legal and acquisition related costs (1) 3,448 — Adjusted EBITDA $ 93,219 $ 87,418 Revenue $ 562,083 $ 496,371 Adjusted EBITDA margin 16.6% 17.6% (1) Legal and transaction related costs consist of expenses related to our IP litigation against Alphabet Inc. and Google LLC as well as legal and transaction costs associated with our recent acquisition activity which we do not consider representative of our underlying operating performance. 11 Q1 FY2020

Stock-based compensation (unaudited, in thousands) Three Months Ended December 28, December 29, 2019 2018 Cost of revenue $ 282 $ 184 Research and development 5,116 3,604 Sales and marketing 3,541 2,681 General and administrative 4,265 2,563 Total stock-based compensation expense $ 13,204 $ 9,032 Free cash flow reconciliation (unaudited, in thousands) Three Months Ended December 28, December 29, 2019 2018 Cash flows provided by operating activities $ 118,840 $ 92,050 Less: purchases of property and equipment (15,914) (5,372) Free cash flow $ 102,926 $ 86,678 12 Q1 FY2020

Use of Non-GAAP Measures We have provided in this letter financial information that has not been prepared in accordance with generally accepted accounting principles (“U.S. GAAP”). These non-GAAP financial mea- sures are not based on any standardized methodology prescribed by U.S. GAAP and are not necessarily comparable to similarly titled measures presented by other companies. We use these non-GAAP financial measures to evaluate our operating performance and trends and make planning decisions. We believe that these non-GAAP financial measures help identify underlying trends in our business that could otherwise be masked by the effect of the expens- es and other items that we exclude in these non-GAAP financial measures. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall under- standing of our past performance and future prospects, and allowing for greater transparency with respect to a key financial metric used by our management in its financial and operational decision-making. Non-GAAP financial measures should not be considered in isolation of, or as an alternative to, measures prepared in accordance with U.S. GAAP. Investors are encouraged to review the reconciliation of these financial measures to their nearest U.S. GAAP financial equivalents provided in the financial statement tables above. We define adjusted EBITDA as net income (loss) adjusted to exclude the impact of depreciation, stock-based compensation expense, interest income, interest expense, other income (expense), income taxes and other items that we do not consider representative of our underlying operating performance. We de- fine adjusted EBITDA margin as adjusted EBITDA divided by revenue. We define free cash flow as defined as net cash from operations less purchases of property and equipment. We cal- culate gross margin excluding the impact of tariffs as gross profit dollars removing the impact of tariffs imposed on goods imported to the U.S. from China divided by revenue. We calculate adjusted EBITDA excluding the impact of tariffs as net income (loss) excluding the impact of tariffs imposed on goods manufactured in China and adjusted to exclude the impact of depre- ciation, stock-based compensation expense, interest income, interest expense, other income (expense), income taxes and other items that we do not consider representative of our under- lying operating performance. We calculate constant currency growth percentages by trans- lating our prior-period financial results using the current period average currency exchange rates and comparing these amounts to our current period reported results. We do not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because we cannot do so without unreasonable effort due to unavailability of information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, we do so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for items such as stock-based compensation, which is inherently difficult to predict with reasonable accuracy. Stock-based compensation expense is difficult to estimate because it depends on our future hiring and retention needs, as well as the future fair market value of our common stock, all of which are difficult to predict and subject to constant change. In addition, for purposes of setting annual guidance, it would be difficult to quantify stock-based compen- sation expense for the year with reasonable accuracy in the current quarter. As a result, we do not believe that a GAAP reconciliation would provide meaningful supplemental information about our outlook. 13 Q1 FY2020

Forward Looking Statements This letter contains forward-looking statements that involve risks and uncertainties. These for- ward-looking statements include statements regarding our outlook for the fiscal year ending October 3, 2020 and long-term outlook, long-term focus, financial, growth and business strat- egies and opportunities, growth metrics and targets, product launches, improvements in prof- itability and gross margins, our planned supply chain diversification efforts, our tariff expense and other factors affecting variability in our financial results. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, in- cluding, but not limited to our ability to successfully introduce new products and maintain the success of our existing products; the success of our financial, growth and business strategies; our ability to integrate acquisitions; our ability to meet growth targets; our ability to reduce costs and to cost-effectively improve our products; the success of our efforts to expand our di- rect-to-consumer channel and improve brand awareness; our expectations of seasonality and other factors causing variability in our financial results; our ability to manage our international expansion; tariffs on imports; our ability to diversify our supply chain; our ability to defend our patents and the continued strength of our patent portfolio; and the other risk factors set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended December 28, 2019 and our other filings filed with the Securities and Exchange Commission (the “SEC”), copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department. All forward-looking statements herein reflect our opinions only as of the date of this letter, and we undertake no obligation, and ex- pressly disclaim any obligation, to update forward-looking statements herein in light of new information or future events. Sonos and Sonos product names are trademarks or registered trademarks of Sonos, Inc. All other product names and services may be trademarks or service marks of their respective owners. 14 Q1 FY2020